Exhibit 23

Turner, Jones & Associates, PLLLC
108 Center Street, North, 2nd Floor
Vienna, VA  22180
703-242-6500
703-242-1600-fax

Next Generation Energy Corp.
Lorton, Virginia

As independent auditors of Next Generation Energy Corp. we hereby consent to the incorporation of our audit report dated April 1, 2012, as restated on May 9, 2012, relating to the consolidated balance sheets of Next Generation Media Corporation as of December 31, 2010 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2010 and 2011, in the company’s annual report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus..

/s/ Turner, Jones & Associates, PLLC

Vienna, Virginia
June 27, 2012